Exhibit 99.10

Alpha Technology Group Limited

October 18, 2023

Via EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

Office of Trade & Services

100 F Street, NE

Washington, D.C. 20549

Re:	Alpha Technology Group Limited
Registration Statement on Form F-1
File No. 333-273289
Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, Alpha Technology Group Limited, a foreign private issuer organized under the laws of the British Virgin Islands (the “Company”), is submitting this letter to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Company’s Amendment to its Registration Statement on Form F-1 relating to a proposed initial public offering and listing of the Company’s ordinary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of September 30, 2022 and 2021 and for each of the two fiscal years ended September 30, 2022 and 2021, and unaudited interim condensed consolidated financial statements as of March 31, 2023 and for each of the six-month periods ended March 31, 2023 and 2022.

The Company respectfully requests that the Commission waive the requirement of Item 8.A.4 of Form 20-F, which provides that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the offering (the “12-Month Requirement”). See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission may waive the 12-Month Requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.” See also the 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) by the staff of the Division of Corporation Finance of the Commission at Section III.B.c, in which the staff notes that:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

In connection with this waiver request, the Company hereby represents to the Commission that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to prepare consolidated financial statements audited under any generally accepted auditing standards for any interim period.

3.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the fiscal year ended September 30, 2023 will be available until December 2023.

5.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of such request.

The Company will file this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

/s/ Leung Tsz Him
Name:	Leung Tsz Him